EXHIBIT 99.1

Recruiter.com Acquires Flexible Talent Solutions Leader, the Novo Group

RCRT, RCRTW | 2 days ago

Transforming recruiting into an on-demand experience

NEW YORK, NY / ACCESSWIRE / August 30, 2021 / Recruiter.com Group, Inc. (NASDAQ:RCRT)(NASDAQ:RCRTW) (“Recruiter.com”), a leader in on-demand recruiting solutions , today announced it has completed the acquisition of the Novo Group, Inc. (the “Novo Group”), a company that provides flexible talent acquisition to a wide array of customers, including life sciences, manufacturing, and consumer goods.

“We couldn’t be more excited to bring the Novo Group to Recruiter.com, combining a trailblazing recruiting technology solutions platform with a leading-edge talent acquisition practice,” said Evan Sohn, CEO of Recruiter.com. “Together, we’ll define the future of recruiting, creating the on-demand and flexible experience that enables every employer to recruit talent and scale up and down with demand swiftly. The acquisition adds fuel to our rapidly growing on-demand recruiting segment, which already showed 88% sequential quarterly growth in the second quarter of 2021.”

“We’ve learned over the past year that the way employers recruit talent is dramatically changing,” said Michael McElherne, COO of Novo Group. “Together with Recruiter.com, we will give both large and small employers a way to react in real-time to their talent demands, with flexible, scalable solutions. In the on-demand world of the virtual workplace, we are excited to offer a compelling solution that matches the urgent nature of talent resourcing needs.”

As Recruiter.com’s CEO recently discussed on CNBC’s “The Exchange,” the country’s ongoing labor shortage should create a “phenomenal market for talent acquisition professionals and recruiters,” with people looking for help from recruiters to help fill the vast amount of open roles with companies. General market data supports this trend, with outsourced recruiting and talent acquisition expected to reach $14.4 billion by 2027, growing at a CAGR of 13.8%, according to a report by ReportLinker on the segment, with the current U.S. market estimated at $1.7 Billion in 2020. Recruiter.com’s platform, which provides both technology and on-demand recruiting services, addresses this demand.

“Recruiter.com and Novo Group coming together will help us become, we believe, more responsive and more innovative, so we can better serve our clients,” said Miles Jennings, President and COO of Recruiter.com. “Recruiter.com provides on-tap recruiting, supported by advanced artificial intelligence technologies and the largest network of recruiters nationwide. By coming together, we enhance our capacity to deliver effective talent acquisition solutions and expand our opportunities to leverage our AI software solutions with clients.”

Recruiter.com welcomes the Novo Group team to Recruiter.com, including talented sales, delivery, and customer support staff. Michael McElherne, COO of Novo Group, joins Recruiter.com as SVP of On-Demand Delivery. McElherne, who LinkedIn has recognized as one of the “Top 100” Talent Professionals globally, has represented some of the world’s most recognized companies in Private Equity, Manufacturing, Life Sciences, IT, Pharma, Biotech, Supply Chain, and Investment Banking. A native of Chicago, Michael received his MBA from the Keller Graduate School of Management at DeVry University.

The acquisition of Novo Group was successfully completed on August 27, 2021. This does not purport to be a full overview of the transaction, additional information regarding which will be found in Recruiter.com’s Form 8-K, which will be filed with the U.S. Securities and Exchange Commission.

About Recruiter.com Group, Inc.
Recruiter.com is an online hiring platform delivering on-demand recruiting technology and services to both large and small businesses. With AI and video technology, and the world’s largest network of recruiters, Recruiter.com delivers on-tap recruiting that flexes with hiring needs. To learn more, visit https://www.recruiter.com.

For investor information, visit https://investors.recruiter.com

Please follow social media channels for additional updates:

•	LinkedIn Recruiter Network Group: https://www.linkedin.com/groups/42370/

•	LinkedIn Company Page: https://www.linkedin.com/company/1240434

•	Twitter Company Page: https://twitter.com/recruiterdotcom

•	Facebook Company Page: https://www.facebook.com/RecruiterDotCom

Company Contact:
Evan Sohn
CEO
Recruiter.com Group, Inc.
info@recruiter.com

Investor Relations:
Dave Gentry
RedChip Companies, Inc.
Phone: (407) 491-4498
dave@redchip.com

Cautionary Note Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include continued demand for professional hiring, the accuracy of the Recruiter Index® survey, the impact of the COVID-19 pandemic on the job market and the economy as virus levels are again rising in many states, and the Risk Factors contained within our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.